Performance Stock Unit (PSU) Award Agreement
On <<GRANT DATE>>, West Pharmaceutical Services granted <<name>> a performance stock unit award (PSU) of <<UNITS>> PSUs based on target achievement. The award is granted under the terms of the West 2016 Omnibus Incentive Compensation Plan (the “Plan”).
The terms and conditions of the award follows.
Signed for and on behalf of the Company:

Annette Favorite
Sr VP & Chief HR Officer
West Pharmaceutical Services

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What is a performance stock unit?
A PSU represents the conditional right to receive a distribution of shares. The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.
What are the performance goals applicable to the PSU award?
The performance levels are based on two equally weighted performance measures. The two measures of Company performance are:

•
Average return on invested capital - also called “ROIC” - is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth - also called “CAGR” - is the compound annual growth rate in net sales for the Company over the same period.

What is the performance period for this PSU award and what are the performance targets?
The Company’s performance against the goals is measured over a three-year period that begins January 1, 20xx and ends December 31, 20xx.
Your target PSU award presented on the first page of this agreement is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets. Additional shares of Common Stock will be distributed under this PSU award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level. No shares of Common Stock will be paid out if actual performance falls below the threshold level described below.

The following table shows the performance targets for CAGR and Average ROIC and the corresponding PSU payouts for the 20XX-20xx performance period.
Table Removed due to Confidentiality
If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PSUs will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.
What restrictive covenants apply to the receipt of this award?
This award is consideration for your services to West Pharmaceutical Services, Inc., a corporation incorporated under the laws of the Commonwealth of Pennsylvania in the United States of America. As consideration for receipt of this award, to the maximum extent permitted by applicable law by accepting this award you agree to the restrictive covenants contained below.
During the Restrictive Period, you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your termination of employment:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Agreement, the capitalized terms have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means, in the relevant geographic scope for which you had responsibility or oversight: (A) the development and manufacture of devices to connect, interface and mix injectable drugs in all forms of drug packaging, being conducted by the Company and its Affiliates; (B) the development, manufacture and sale of stoppers, closures, containers, medical devices and medical device components and assemblies made from elastomer, metal and plastic for the healthcare and consumer products industries being carried on by the Company and its Affiliates; and (C) any other business conducted by the

Company or any Affiliate of the Company during the Restrictive Period in which you have been actively involved while an employee of the Company or any such Affiliate. In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Specific names omitted.
iii. “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.
iv. “Restrictive Period” means the entirety of the term of your employment with the Company and its affiliates plus a period of one year following your termination for any reason.
v. “Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).
The Company represents, and you agree that you would not have received this award without agreeing to the foregoing restrictive covenants. You further agree that a breach of the covenants contained in this Agreement will cause the Company and its Affiliates immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. You also agree that the Company may contact any Person with or for whom you work after your employment by the Company ends and may send that Person a copy of this award agreement.
When will I know how many shares I am eligible to receive?
The West Board’s Compensation Committee will approve the ROIC and CAGR performance for the period after they have reviewed and approved the Company’s audited financial statements for the final year of the performance period. Achievement against the ROIC and CAGR metrics will be expressed as a percentage indicating the number of shares to be issued to you. This will generally be completed in February of the year following the end of the Performance Period.
What will be the value of the PSU shares I receive?
The value of the shares will be determined using the closing price of West stock on the date the Committee approves achievement against the performance of the award. The income realized will be equal to the number of shares issued based on performance achievement percentage, multiplied by the closing price on the approval date. Shares will be withheld to cover any applicable taxes and the net shares will be made available in your account at our stock plan administrator.
What happens if I terminate employment during the performance period?
You will not be entitled to receive a distribution with respect to any PSUs granted by this award if your employment terminates for a reason other than a Qualifying Retirement (as defined below), death or Disability (as defined in the Plan), before the final vest date.
What happens if I have a Qualifying Retirement during the performance period?
If you have a Qualifying Retirement during the performance period and after October of the grant year, your PSUs will continue to vest based on the approved performance criteria as if you remained actively employed by the Company. To be a Qualifying Retirement, the following criteria must be met at the time of your termination of employment:

1.	You have reached age 57;

2.	You have rendered 10 years of service to the Company and its Affiliates; and

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or Disability.
The same vesting cessation provisions applicable to your option awards upon a Qualifying Retirement also apply to this award, including the Incentive Compensation Recovery Policy set forth in Exhibit I. You also agree that the restrictive covenants set forth above are extended during the entirety of your continued vesting following a Qualifying Retirement, and that any breach of the covenants will immediately and retroactively result in the forfeiture of any continued vesting.
What happens if I become disabled during the performance period?
If you become disabled during the performance period, your PSUs will continue to vest based on the approved performance criteria as if you remained actively employed by the Company. The same vesting cessation provisions applicable to your option awards upon a Qualifying Retirement also apply to this award, including the Incentive Compensation Recovery Policy set forth in Exhibit I and the non-competition covenant set forth above.
What happens to my PSU in the case of my death?
Your target PSUs will vest as of the date of your death and be distributed to your estate / beneficiary.
Can my PSU award be adjusted?
Yes, the Committee can change or revise the targets as it considers appropriate and make adjustments for budgeted exchange rates or an “extraordinary or special item” on a case-by-case basis. Extraordinary or special items include (1) settlement of litigation or actions brought by governmental agencies, (2) changes to the Company’s capital structure, including changes to dividend policy, share repurchase programs, mergers, acquisitions, divestitures, reorganizations and restructurings; and (3) new legislation or governmental regulations enacted or promulgated during the performance period.
Will I receive dividends on my PSUs?
During the performance period, your account will be credited with additional PSUs as if the target PSU award had been reinvested in dividends paid on Common Stock during the period. At the end of the performance period, you may receive additional shares of Common Stock equal to the number of PSUs credited through this dividend-reinvestment feature. If performance falls below the target levels, you will forfeit some or all of these PSUs based on the applicable payout percentage.
May I defer receipt of my shares?
Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries. If you are eligible, you will receive details on this deferral opportunity before the end of each performance period and the distribution provisions of the applicable plan will contain additional restrictions. Any election will similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.
Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the

Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of post-termination continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.
Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including shares earned under the PS Unit award) are subject to our Securities Trading Policy. Stock sales by West’s officers who are subject to Section 16 U.S. of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy.
Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.
What other legal provisions cover this award and the related restrictive covenants?
The laws of the Commonwealth of Pennsylvania in the United States of America (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this award and the restrictive covenants contained in it (including, without limitation, its interpretation, construction, performance, and enforcement).
You and the Company submit to the exclusive jurisdiction of the state and federal courts sitting in Pennsylvania, with respect to actions or proceedings arising out of or relating to this award. Each party agrees that all claims in respect of such action or proceeding may be heard and determined only in these courts, and each party also agrees not to bring actions in other courts.
If a court of competent jurisdiction holds that all or a portion of this Agreement is unenforceable for any reason, including any expressed time or geographic provision, you and the Company agree to modify such provision, or allow a court of competent jurisdiction to have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases (this act be known as "blue-penciling"), and, in its blue-penciled form, the provision shall then be enforced.
The Company’s failure to insist upon strict compliance with any provision of this agreement shall not be deemed to be waiver of such provision or any other provision thereof.
Where can I find additional information about my award?
This is a summary of the terms of your PSU award. Your award is subject to the terms of the 2016 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2016 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy
The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.
Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.